Exhibit (i)(1)

[Morris, Nichols, Arsht & Tunnell LLP Letterhead]

April 29, 2021

Alight Series Trust

4 Overlook Point

Lincolnshire, IL 60069

Re:	Alight Series Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to Alight Series Trust, a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law relating to the issuance of Shares of Alight Money Market Fund (the “Fund”), a series of the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Declaration of Trust of the Trust dated July 6, 1998 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: Post-Effective Amendment No. 38 to Registration Statement No. 333-59221 under the Securities Act of 1933 and Amendment No. 39 to Registration No. 811-08885 under the Investment Company Act of 1940 on Form N-1A of the Trust to be filed with the Securities and Exchange Commission on or about the day hereof (the “Registration Statement”) including the Prospectus of the Trust dated April 30, 2021 (the “Prospectus”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on July 7, 1998 under the name Hewitt Series Trust, as amended by the Certificate of Amendment thereto as filed in the State Office on July 26, 2017, reflecting a change in its name to Alight Series Trust (as so amended, the “Certificate”); the Governing Instrument; the By-laws of the Trust (“By-laws”); resolutions prepared for adoption at the meeting of the Board of Trustees to be held on August 23, 2000 (the “Resolutions”); a Certificate of Designation dated as of August 23, 2000 (the “Certificate of Designation” and together with the Registration Statement, the Governing Instrument, the By-laws and the Resolutions, the “Governing Documents”); and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) except to the extent addressed by our opinion in paragraph 1 below, the due formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including, without limitation, the due adoption by the Board of Trustees of the Resolutions and the due execution by all of the Trustees of the Trust of the Certificate of Designation) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for the Shares, and the application of such consideration, as provided in the Governing Documents, and compliance with all other terms, conditions and restrictions set forth in the Governing Documents and all applicable resolutions of the Trustees of the Trust in connection with the issuance of the Shares (iv) the taking of all appropriate action by the Trustees to designate Series and Classes of Shares, including the Fund, and the rights and preferences attributable thereto as contemplated by the Governing Documents; (v) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (vi) that pursuant to Section 1 of Article I of the Governing Instrument, the Trustees approved the change of the name of the Trust from Hewitt Series Trust to Alight Series Trust and the change of the name of the Fund from Hewitt Money Market Fund to Alight Money Market Fund; (vii) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or dissolution of the Trust or any Series or Class thereof under Section 2 or Section 3 of Article VIII of the Governing Instrument; (viii) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Act”); (ix) that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; and (x) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents, facts or circumstances that are contrary to, or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.         The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.

2.        The Shares of the Fund, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute legally issued, fully paid and non-assessable Shares.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Louis G. Hering
Louis G. Hering